Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Matt Schroder	Michael McMurray
419.248.8987	419.248.5934

Owens Corning Reports Second-Quarter 2011 Results

Strong Second-Quarter Performance and Positive Momentum Enabled Increased

Full-Year Guidance

•	Delivered Strong Performance in Roofing; Demand Boosted by First-Half Storm Activity

•	Grew EBIT in Composites by 31% Versus Second Quarter of 2010

•	Took Actions in the Second Quarter to Support Second-Half Profitability in Insulation

•	Expect Adjusted EPS Growth of More Than 40% in 2011

TOLEDO, Ohio – August 3, 2011 – Owens Corning (NYSE: OC) today reported that consolidated net sales increased 5 percent to $1.5 billion in the second quarter of 2011, compared with $1.4 billion in the second quarter of 2010.

Second-quarter 2011 adjusted earnings, based on the company’s expected full-year effective tax rate of 28 percent, were $77 million, or $0.61 per diluted share, compared with $73 million, or $0.57 per diluted share, during the same period last year. Second-quarter 2011 net earnings were $78 million, or $0.62 per diluted share, compared with net earnings of $937 million, or $7.33 per diluted share, in the second quarter of 2010. Second-quarter 2010 net earnings benefited from the one-time reversal of a non-cash, $858 million accounting valuation allowance, which had been previously recorded against certain U.S. net deferred tax assets. (See Tables 1, 2 and 3 for a discussion and reconciliation of these items.)

“Owens Corning delivered a strong second quarter,” said Chairman and Chief Executive Officer Mike Thaman. “The actions we took in the quarter built significant momentum across the company and position us for a strong second half.”

Consolidated Second-Quarter 2011 Results

•

Owens Corning’s primary safety metric improved by approximately 21 percent year-to-date over the company’s full-year 2010 performance. This positions the company well for a tenth consecutive year of safety improvement.

•

Second-quarter adjusted earnings before interest and taxes (EBIT) was $135 million in 2011 compared with $130 million in the second quarter of 2010. In 2010, the company had certain items that were not the result of current operations. Before adjusting for these items, Owens Corning’s second-quarter 2010 EBIT was $125 million. (See Table 2 for a reconciliation of these items.)

•	Gross margin as a percentage of net sales was 19 percent in the second quarter of 2011 compared with 21 percent in 2010.

Strategic Divestitures & Acquisitions

Brazilian Reinforcements Plant Divestiture Completed

During the second quarter, Owens Corning closed on a previously announced agreement to sell its glass fiber reinforcements plant in Capivari, Brazil, to Chongqing Polycomp International Corporation (CPIC). Closure of the transaction was facilitated by a ruling from CADE, the Brazilian anti-trust regulator, which recently provided final approval of the agreement.

FiberTEK Acquisitions Expand Loosefill Insulation Capacity

On July 31, 2011, Owens Corning acquired FiberTEK Insulation, LLC, and FiberTEK Insulation West, LLC. The acquired manufacturing locations in Lakeland, Florida, and Nephi, Utah, position Owens Corning to expand growth opportunities for its loosefill products associated with increasing reinsulation demand and higher-efficiency building codes. The acquisitions will offset planned capital expenditures and are consistent with Owens Corning’s strategy to deploy free cash flow in opportunities that strengthen the portfolio businesses.

Other Financial Items

•

At the end of the second quarter of 2011, excluding the impact of interest rate swaps, Owens Corning had total debt, less cash-on-hand of $1.88 billion, compared with $1.57 billion at the end of 2010. Total debt less cash-on-hand was higher compared to year-end largely due to seasonal working capital needs.

•	The company continues to focus on generating cash and maintains a strong balance sheet with ample liquidity. Owens Corning has no significant long-term debt maturities until 2016.

•	The company refinanced its $800 million senior revolving credit facility, which extends the maturity to 2016 and lowers borrowing costs.

•	During the quarter, the company repurchased 1.2 million shares of its common stock. As of June 30, 2011, an additional 6.5 million shares remained available for repurchase.

•	Owens Corning’s federal tax net operating loss carry-forward was $2.3 billion at the end of the second quarter of 2011.

Copyright © 2011 Owens Corning

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Outlook

The company had previously estimated that Composites would grow EBIT in excess of 40 percent for the year. However, as a result of a near-term correction in the Chinese wind energy market, as well as higher than anticipated inflation costs, the company now expects EBIT growth of about 25 percent.

The company continues to believe that the Insulation business will be profitable in the second half of 2011. This outlook is consistent with the company’s previous guidance and reflects strong operating execution in a continuing weak market. EcoTouch™ insulation has been successfully launched across all residential markets in the U.S. and Canada.

In Roofing, the company believes full-year EBIT margins of 20 percent are achievable in 2011. Storm activity in the U.S. in the first half of the year has created momentum in demand that is expected to continue into the second half of 2011.

Cash taxes are expected to be less than $30 million in 2011. The company estimates a long-term effective tax rate of 25 percent to 28 percent based on the blend of effective tax rates for its U.S. and non-U.S. operations. The effective book tax rate for 2011 is expected to be 28 percent.

General corporate expense in 2011 is now estimated to be between $90 million and $100 million. General corporate expense includes corporate staff and other activities that support the operations.

Depreciation and amortization expense will be approximately $340 million in 2011.

Capital expenditures in 2011 are expected to total approximately $400 million.

“Given the performance of our portfolio, we have increased our 2011 estimate for EBIT to $500 million or more,” Thaman said. “This translates into adjusted earnings per share growth of more than 40 percent versus 2010.”

Business Segment Highlights

COMPOSITES

Net Sales

Net sales for the Composites segment increased for both the quarter and year-to-date comparison. For the quarter, net sales were favorably impacted by translating sales denominated in foreign currencies into U.S. dollars and higher selling prices, which accounted for approximately two-thirds and less than one half of the increase over the second quarter of 2010, respectively. Partially offsetting the increase in net sales for the second quarter of 2011 comparison to the second quarter of 2010 was the impact of the May divestiture of the Capivari, Brazil, facility. For the first-half comparison, the impact of translating sales denominated in foreign currencies into U.S. dollars and higher sales prices each accounted for approximately half of the increase in net sales. Selling prices of key product groups within the Reinforcements business have returned to levels seen prior to the 2008 global economic downturn. For both periods, volumes were flat on a year-over-year basis as growth in many markets was offset by lower demand in the Chinese wind energy market.

EBIT

EBIT grew by 31 percent and 41 percent for the quarter and year-to-date periods, respectively. Higher selling prices and production leverage each had about the same positive impact on EBIT for both comparative periods. These impacts were partially offset by inflation in material and energy costs, as well as increases in selling, general and administrative expenses for both the quarter and year-to-date periods.

Copyright © 2011 Owens Corning

3

BUILDING MATERIALS

Net Sales

Net sales in the Building Materials segment were higher in the second quarter of 2011 and lower for the six-month period ended June 30, 2011, as compared to the same periods in 2010. The increase in net sales during the second quarter was the result of increased sales volumes within the Roofing business. Offsetting this increase were lower sales volumes within the Insulation business and the loss of sales from the divestiture of the U.S. Masonry Products business.

In the Roofing business, net sales increased for both the three- and six-month periods ended June 30, 2011. Sales volume increased for both periods as a result of greater demand due to storm activity. Higher sales volume accounted for substantially all of the increase in net sales for the three months ended June 30, 2011. Selling prices were at similar levels in the second quarter of 2011 compared to the second quarter of 2010 as price increases in the second quarter of 2011 offset price declines in the second half of 2010 and the first quarter of 2011. The slight increase in year-to-date sales was due to higher sales volumes and product mix which were partially offset by lower selling prices in the first three months of 2011.

In the Insulation business, lower sales volumes drove a decrease in net sales of 3 percent in the 2011 periods as compared to 2010. History shows that residential insulation demand lags U.S. housing starts by approximately three months. Lagged U.S. housing starts for the second quarter and year to date were down 7 percent and 5 percent, respectively, compared to the prior year, according to data reported by the U.S. Census Bureau. Lower sales volumes for both the quarter and year-to-date periods in 2011 were also the result of customer purchases made in the second quarter of 2010 in advance of an announced price increase effective in the third quarter of 2010. Partially offsetting the decrease in sales volumes were higher selling prices year over year as a result of pricing actions taken in the U.S. in the second half of 2010 as well as favorable product mix.

EBIT

EBIT for the Building Materials segment decreased $15 million and $72 million for the three- and six-month periods ended June 30, 2011, respectively.

In the Roofing business, lower unit margins drove all of the decrease in EBIT for the quarter and year-to-date periods. Slightly lower selling prices and significant raw material inflation, particularly asphalt, negatively impacted unit margins compared to the corresponding periods in 2010. Price increases in the second quarter did not restore margins on a year-over-year basis. Increased sales volumes and improved manufacturing productivity partially offset the decrease in unit margins during both the three- and six-month periods ended June 30, 2011.

In the Insulation business, EBIT was down for both the three- and six-month periods ended June 30, 2011, as compared to the same periods in 2010. Lower sales volumes accounted for more than one-half of the decrease in EBIT for the three- and six-month periods ended June 30, 2011. The remaining change during the second quarter and first half of 2011 was due to costs associated with the launch of EcoTouch™ and inflation that exceeded selling price increases.

Copyright © 2011 Owens Corning

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Next Earnings Announcement

Third-quarter 2011 results will be announced on Wednesday, October 26, 2011.

Second-Quarter Conference Call and Presentation

Wednesday, August 3, 2011

11 a.m. Eastern Daylight Time

All Callers

Live dial-in telephone number: U.S. 1-800-322-5044 or International 1-617-614-4927

Passcode: 15791755

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through August 10, 2011: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 90307904

Replay of webcast also available at: http://www.owenscorning.com/investors

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 company for 57 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.0 billion in 2010 and approximately 15,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions or issues related to the United States debt ceiling debate; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to expansion of our production capacity; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date August 3, 2011, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Copyright © 2011 Owens Corning

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(unaudited)

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
NET SALES	$1,451	$1,378	$2,689	$2,643
COST OF SALES	1,172	1,094	2,208	2,123

Gross margin	279	284	481	520
OPERATING EXPENSES
Marketing and administrative expenses	141	138	276	262
Science and technology expenses	19	18	38	36
Charges related to cost reduction actions	—	3	—	9
Other (income) expenses, net	(16)	—	(29)	5

Total operating expenses	144	159	285	312

EARNINGS BEFORE INTEREST AND TAXES	135	125	196	208
Interest expense, net	28	31	53	57

EARNINGS BEFORE TAXES	107	94	143	151
Less: Income tax expense (benefit)	29	(844)	40	(835)
Equity in net earnings of affiliates	1	1	1	2

NET EARNINGS	79	939	104	988
Less: Net earnings attributable to noncontrolling interests	1	2	2	3

NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$78	$937	$102	$985

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.63	$7.39	$0.82	$7.77
Diluted	$0.62	$7.33	$0.81	$7.72

WEIGHTED-AVERAGE COMMON SHARES
Basic	124.0	126.8	124.0	126.7
Diluted	125.4	127.9	125.4	127.6

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Charges related to cost reduction actions and related items	$—	$(4)	$—	$(17)
Acquisition integration and transaction costs	—	(1)	—	(2)

Total adjusting items	$—	$(5)	$—	$(19)

The reconciliation from net earnings attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
NET EARNINGS ATTRIBUTABLE TO OWENS CORNING	$78	$937	$102	$985
Less: Net earnings attributable to noncontrolling interests	1	2	2	3

NET EARNINGS	79	939	104	988
Equity in net earnings of affiliates	1	1	1	2
Income tax expense (benefit)	29	(844)	40	(835)

EARNINGS BEFORE TAXES	107	94	143	151
Interest expense, net	28	31	53	57

EARNINGS BEFORE INTEREST AND TAXES	135	125	196	208
Less: adjusting items from above	—	(5)	—	(19)

ADJUSTED EBIT	$135	$130	$196	$227

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings attributable to Owens Corning to Adjusted Earnings and a reconciliation from diluted earnings per share to adjusted diluted earnings per share are shown in the tables below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings attributable to Owens Corning	$78	$937	$102	$985
Adjustment to remove adjusting items net of pro forma effective tax rate*	—	4	—	14
Adjustment to tax expense to reflect pro forma tax rate*	(1)	(868)	—	(873)

ADJUSTED EARNINGS	$77	$73	$102	$126

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.62	$7.33	$0.81	$7.72
Adjustment to remove adjusting items net of pro forma tax rate*	—	0.03	—	0.11
Adjustment to tax expense to reflect a pro forma tax rate*	(0.01)	(6.79)	—	(6.84)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.61	$0.57	$0.81	$0.99

RECONCILIATON TO DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	124.0	126.8	124.0	126.7
Non-vested restricted shares	0.9	0.7	0.9	0.7
Options to purchase common stock	0.5	0.4	0.5	0.2

Diluted shares outstanding	125.4	127.9	125.4	127.6

*	Pro forma tax rates used were 28% in 2011 as this is the expected full-year effective tax rate, and, 25% in 2010 as this was the expected long-term effective tax rate of the Company in 2010 based upon the projected blend of its U.S. and non-U.S. operations.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	June 30, 2011	Dec. 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$51	$52
Receivables, less allowances of $18 at June 30, 2011 and $19 at Dec. 31, 2010	825	546
Inventories	688	620
Assets held for sale - current	—	16
Other current assets	203	174

Total current assets	1,767	1,408
Property, plant and equipment, net	2,867	2,754
Goodwill	1,088	1,088
Intangible assets	1,083	1,090
Deferred income taxes	497	529
Assets held for sale - non-current	—	26
Other non-current assets	271	263

TOTAL ASSETS	$7,573	$7,158

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$954	$942
Short-term debt	221	1
Long-term debt - current portion	4	5
Liabilities held for sale - current	—	7

Total current liabilities	1,179	955
Long-term debt, net of current portion	1,725	1,629
Pension plan liability	328	378
Other employee benefits liability	297	298
Deferred income taxes	70	75
Other liabilities	151	137
Commitments and contingencies
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,895	3,876
Accumulated earnings	296	194
Accumulated other comprehensive deficit	(132)	(194)
Cost of common stock in treasury (c)	(277)	(229)

Total Owens Corning stockholders’ equity	3,783	3,648
Noncontrolling interests	40	38

Total equity	3,823	3,686

TOTAL LIABILITIES AND EQUITY	$7,573	$7,158

(a)	10 shares authorized; none issued or outstanding at June 30, 2011 and Dec. 31, 2010
(b)	400 shares authorized; 133.2 issued and 122.6 outstanding at June 30, 2011; 133.2 issued and 123.9 outstanding at Dec. 31, 2010
(c)	10.6 shares at June 30, 2011 and 9.3 shares at Dec. 31, 2010

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Six Months Ended June 30,
	2011	2010
NET CASH FLOW PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Net earnings	$104	$988
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	165	159
Gain on sale of businesses and fixed assets	(27)	(3)
Deferred income taxes	20	(854)
Provision for pension and other employee benefits liabilities	17	14
Stock-based compensation expense	10	11
Other non-cash	(17)	(2)
Change in working capital	(307)	(172)
Pension fund contribution	(90)	(12)
Payments for other employee benefits liabilities	(12)	(13)
Other	3	18

Net cash flow provided by (used for) operating activities	(134)	134

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(210)	(121)
Proceeds from the sale of assets or affiliates	75	14

Net cash flow used for investing activities	(135)	(107)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	432	250
Payments on senior revolving credit facility	(342)	(193)
Proceeds from long-term debt	6	1
Payments on long-term debt	(9)	(604)
Net increase (decrease) in short-term debt	219	(6)
Purchases of treasury stock	(53)	(2)
Other	12	—

Net cash flow provided by (used for) financing activities	265	(554)

Effect of exchange rate changes on cash	3	(7)

Net decrease in cash and cash equivalents	(1)	(534)
Cash and cash equivalents at beginning of period	52	564

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51	$30

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$529	$491	$1,021	$954
% change from prior year	8%	26%	7%	30%

EBIT	$55	$42	$103	$73
EBIT as a % of net sales	10%	9%	10%	8%

Depreciation and amortization expense	$32	$31	$66	$58

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and the businesses within this segment (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales
Insulation	$326	$336	$616	$638
Roofing	645	573	1,141	1,103
Other	—	28	—	43

Total Building Materials	$971	$937	$1,757	$1,784
% change from prior year	4%	8%	-2%	9%

EBIT
Insulation	$(38)	$(26)	$(85)	$(62)
Roofing	141	149	218	277
Other	—	(5)	—	(10)

Total Building Materials	$103	$118	$133	$205
EBIT as a % of net sales	11%	13%	8%	11%

Depreciation and amortization expense
Insulation	$30	$30	$59	$60
Roofing	11	11	21	21

Total Building Materials	$41	$41	$80	$81

Table 7

Owens Corning and Subsidiaries

Corporate, Other and Eliminations

(unaudited)

Corporate, Other and Eliminations

The table below provides a summary of EBIT and depreciation and amortization expense for the Corporate, Other and Eliminations category (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Charges related to cost reduction actions and related items	$(17)	$(4)	$(17)	$(17)
Acquisition, integration, transaction and other costs	—	(1)	—	(2)
Gain on sale of Capivari, Brazil facility	16	—	16	—
General corporate expense and other	(22)	(30)	(39)	(51)

EBIT	$(23)	$(35)	$(40)	$(70)

Depreciation and amortization	$12	$7	$19	$20